Exhibit A-3(b)

                                   EXHIBIT "A"


I. The _______ paragraph of Article __________ of the Articles of Incorporation of Mississippi Power Company be amended so as to read as follows:


         _____________: The aggregate amount of the authorized capital stock which the corporation is authorized to issue is ____________ shares of which (a) 10 shares shall be common stock, $100 par value, and which were retired and not reissued when merger was had with Mississippi Power Company, a Maine Corporation; (b) _________ shall be shares of common stock without a nominal or par value; and (c) _________ shares shall be shares of preferred stock, par value $100, and which shall consist of the following series:


                                Authorized Shares

                    _____% series                           _______
                    _____% series                           _______
                    _____% series                           _______
                    _____% series                           _______
                    _____% series                           _______
                    _____% series                           _______
                    _____% series                           _______
                    _____% series                           _______
                    _____% series                           _______


               II. The following amendment to Article ________ of the Articles of Incorporation of Mississippi Power Company is amended by inserting on page ___ of said original 1972 Articles immediately preceding the heading "_______."

         There shall be a series of preferred stock, consisting initially of ______ shares, designated as ____% series preferred stock, $___ par value, and that the relative rights and preferences of the shares of said series, in those respects in which the shares thereof may vary from the shares of other series, shall be as follows:

         (a) The rate of dividend shall be ____% per annum, the dividend payment dates shall be the first days of________, _____, _______ and ______ in each year and the date from which dividends shall be cumulative shall be the date of original issue;

         (b) The prices at which shares may be redeemed shall be $________ per share if the date of redemption is on or prior to ______________, 20___, and at $______ per share if the date of redemption is after _______________, 20___, plus accrued dividends in each case to the date of redemption; provided, however, that no share of the _____% series preferred stock shall be redeemed prior to ____________, 20__, if such redemption is for the purpose or in anticipation of refunding such share directly or indirectly through the incurring of debt, or through the issuance of stock ranking equally with or prior to the ____% series preferred stock as to dividends or assets, if such debt has an effective interest cost to the corporation (computed in accordance with generally accepted financial practice) or such stock has an effective dividend cost to the corporation (so computed) of less than the effective dividend cost to the corporation of the ____% series preferred stock;

         (c) The amount payable in event of involuntary liquidation shall be $______ per share, plus accrued dividends;

         (d) The amount payable in event of voluntary liquidation shall be an amount equivalent to the then current redemption price per share; and

          (e) The shares of such series shall not be, by their terms, convertible or exchangeable.